UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	March 31, 2009

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification No.

000-2429	Gulf Power Company (A Florida Corporation) One Energy Place Pensacola, Florida 32520 (850) 444-6111	59-0276810

The address of the registrant has not changed since the last report.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet
Arrangement of a Registrant.

On March 31, 2009, Escambia County, Florida (the “County”) issued (i) $65,000,000 aggregate principal amount of its Solid Waste Disposal Revenue Bonds (Gulf Power Company Project), First Series 2009 due April 1, 2039 (the “First Series 2009 Bonds”) and (ii) $65,400,000 aggregate principal amount of its Solid Waste Disposal Revenue Bonds (Gulf Power Company Project), Second Series 2009 due April 1, 2039 (the “Second Series 2009 Bonds” and, together with the First Series 2009 Bonds, the “Bonds”) for the benefit of Gulf Power Company (the “Company”).

The proceeds received by the County from the sale of the Bonds were deposited in a construction fund created under each Indenture (as defined below) relating to each series of the Bonds (together, the “Construction Funds”), to be used to pay or reimburse the Company for costs to provide funds to finance the acquisition, construction, installation and equipping of certain solid waste disposal facilities (the “Project”) located at the James F. Crist Generating Plant in Escambia County, Florida (the “Plant”), which is owned and operated by the Company, and certain costs incident to the sale and issuance of the Bonds.

The County has loaned the proceeds of each series of the Bonds to the Company pursuant to separate Loan Agreements, each dated as of March 1, 2009 (each, a “Loan Agreement” and together, the “Loan Agreements”) between the Company and the County.  Pursuant to each Loan Agreement, the Company is obligated to make payments in such amounts and at such times as will be sufficient to pay, when due, the principal of, premium, if any, and interest on, the related series of the Bonds.  Concurrently with the issuance of the Bonds and to evidence its obligations under the Loan Agreements, the Company delivered to the County a promissory note relating to each series of the Bonds (each, a “Note” and together, the “Notes”). Each Note contains principal, interest and redemption provisions corresponding to the principal, interest and redemption provisions of the related series of the Bonds.

Each series of the Bonds was issued under a separate Trust Indenture, dated as of March 1, 2009 (each, an “Indenture” and together, the “Indentures”), by and between the County and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

The First Series 2009 Bonds initially were issued bearing interest at a long-term interest rate per annum of 1.75% for a long-term interest rate period (the “Initial Long-Term Interest Rate Period”) beginning on March 31, 2009 and ending April 20, 2010. After the Initial Long-Term Interest Rate Period and subject to satisfaction of certain conditions in the Indenture pursuant to which the First Series 2009 Bonds are issued, the Company may remarket the First Series 2009 Bonds in successive long-term interest rate periods or in one or more different long-term interest rate periods or may change the method of determining the interest rate on the Bonds to a daily rate, a weekly rate, a commercial paper rate or an index rate (each as described in the related Indenture).

The Second Series 2009 Bonds initially were issued bearing interest at a daily rate. The interest rate determination method on the Second Series 2009 Bonds may be converted, at the option of the Company, from the daily rate to a weekly rate, a commercial paper rate, an index rate or a long-term interest rate (each as described in the related Indenture).

The Second Series 2009 Bonds are subject to optional redemption, in whole or in part, at the request of the Company, at a redemption price of 100% of the principal amount being redeemed plus interest accrued to the redemption date, except that interest accruing at a daily rate will be paid on the fifth business day following the redemption date. The First Series

2009 Bonds and the Second Series 2009 Bonds are subject to extraordinary optional redemption under certain circumstances at a redemption price equal to 100% of the principal amount thereof plus accrued interest to the redemption date.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 2, 2009	GULF POWER COMPANY By /s/Wayne Boston Wayne Boston Assistant Secretary